Exhibit 99.1

          ADVANCIS PHARMACEUTICAL REPORTS FIRST QUARTER 2006 RESULTS

  Company's Amoxicillin PULSYS Phase III Trial Enrollment Nears Completion;
   FDA Action on Additional Keflex Products Anticipated Over Coming Weeks;
       Phase III Top-line Trial Results Expected in Third Quarter 2006

    GERMANTOWN, Md., May 2 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended March 31, 2006.

    Advancis reported first quarter 2006 revenue of $0.9 million, compared to revenue of $1.6 million in the fourth quarter of 2005 and $4.6 million in the first quarter of 2005. Advancis reported research and development (R&D) expenses in the first quarter of $7.2 million, compared to fourth quarter 2005 R&D expenses of $6.3 million and first quarter 2005 R&D expenses of $13.2 million. Total expenses for the first quarter of 2006 were $9.7 million, compared to $8.3 million in the fourth quarter of 2005 and $16.1 million in the first quarter of 2005.

    Net loss was $7.6 million for the first quarter, compared to a net loss of $6.4 million in the fourth quarter of 2005 and a net loss of $11.4 million in the first quarter of 2005. Net loss per share applicable to common stockholders during the first quarter of 2006 was ($0.25), compared to a net loss per share of ($0.22) in the prior quarter, and a net loss per share of ($0.50) in the comparable quarter of last year.

    "We are very eager to see the outcomes of two upcoming events that we believe will be pivotal for the future of Advancis," stated Edward M. Rudnic, Ph.D., president and CEO of Advancis. "We believe an FDA action on the application for our new Keflex products will be made in the coming weeks, and we also are getting very close to completing enrollment in our adult Amoxicillin PULSYS Phase III trial. Assuming favorable review of our application and success in our ongoing clinical trial, we believe our Keflex franchise and future Amoxicillin PULSYS products could serve as the foundation for our Company's long-term success."

    OPERATIONAL HIGHLIGHTS

    Amoxicillin PULSYS Phase III Trial

    Advancis' ongoing Phase III clinical trial, designed to support product approval for Amoxicillin PULSYS for the treatment of adolescents and adults with acute pharyngitis and/or tonsillitis due to Group A streptococcal infections, is nearing its enrollment target. The Company's pivotal study is designed to enroll at least 600 patients in a double-blind, double-dummy, non- inferiority Phase III trial and is being conducted in 50 investigator sites across the U.S. and Canada.

    The study began in November of 2005, and has enrolled a total of 544 patients through May 1, 2006. Advancis expects the enrollment to continue through May and to publicly report top-line results in the third quarter of 2006. If successful, Advancis expects to file a 505(b)(2) New Drug Application
(NDA) with the Food and Drug Administration (FDA) for the product candidate by year-end 2006 or early 2007.

    Product Sales - Keflex(R) (cephalexin capsules, USP)

    Advancis reported net Keflex sales of $0.9 million in the first quarter of 2006, compared to $1.6 million in the fourth quarter of 2005 and $1.0 million in the first quarter of 2005.

    Last month, the Company announced that the FDA had informed Advancis that its review of the supplemental New Drug Application for additional Keflex products was still ongoing. The Company filed a supplemental NDA for the new products with the FDA on December 20, 2005, and Advancis expects that the FDA will complete its review in the coming weeks. Assuming FDA approval, the Company is preparing for the manufacturing and commercial launch of the additional Keflex products in the third quarter of 2006. An FDA pre-approval inspection is currently in process at our third-party contract manufacturing facility.

    Advancis plans to utilize a contract sales organization that will employ a dedicated Keflex sales team; however, a definitive agreement will not be signed unless the Company receives final FDA approval for the line extension products. Advancis expects to begin marketing the new Keflex products nationwide with a targeted sales force of approximately 75 sales representatives beginning as early as the third quarter of 2006.

    Advancis acquired the rights to manufacture, market, and sell the Keflex brand of cephalexin in the United States in July of 2004. Cephalexin is the third most prescribed outpatient antibiotic in the United States, with more than 25 million prescriptions written annually. Cephalexin is the number-one most prescribed oral cephalosporin antibiotic and is also the number-one recommended oral antibiotic therapy for uncomplicated skin and skin structure infections.

    Keflex PULSYS Product Development

    Advancis initiated Phase I studies for the development of a once-a-day Keflex product utilizing the Company's proprietary PULSYS(TM) technology in late 2005 and completed its second Phase I study in the first quarter of 2006. Based on the results from the studies, Advancis hopes to advance the product candidate into Phase II clinical development in the first half of 2007.

    Advancis' once-daily Keflex PULSYS product candidate is designed to increase the convenience of cephalexin therapy, which is currently dosed two to four times daily for a period of seven to 14 days. There is currently no once-daily cephalexin product approved for marketing in the United States.

    FINANCIAL DETAILS

    * Total revenue, resulting entirely from net Keflex product sales, was $0.9 million in the first quarter of 2006, compared to revenue of $1.6 million in the prior quarter. Revenue totaled $4.6 million for the first quarter of 2005, consisting of Keflex product sales and revenue recognized under the Company's prior collaboration with Par Pharmaceutical Companies for Amoxicillin PULSYS.

    * Operating expenses. First quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $7.2 million, up from $6.3 million in the previous quarter and down from $13.2 million in the first quarter of 2005. Increased sequential R&D expenses in the first quarter of 2006 primarily were due to an increase in first quarter clinical trial expenses. Decreased year-over-year R&D expenses resulted mainly from a reduced number of ongoing clinical trials in first quarter 2006 versus first quarter 2005.

      Selling, general and administrative (SG&A) expenses totaled $2.5 million in the first quarter of 2006, up from $1.8 million in the fourth quarter of 2005, and down from $2.8 million in the first quarter of 2005. Sequential changes in SG&A expenses were primarily due to increased stock-based compensation in the first quarter.

      Stock-based compensation recorded in the first quarter 2006 was a total of $0.9 million, consisting of $0.7 million for employees under SFAS 123R (effective January 1, 2006) and $0.2 million for consultants. Of the total $0.9 million, $0.4 million was recorded in R&D expense and $0.5 million was recorded in SG&A expense. In the fourth quarter 2005 and first quarter 2005, total stock-based compensation was a benefit of $0.1 million and an expense of $0.5 million, respectively.

    * Other income of $1.0 million represents the advance payment received in 2005 from the potential buyer of the Company's Keflex assets which were retained in accordance with the agreement-in-principle.

    * Net loss for the first quarter of 2006 was $7.6 million. This compares to a net loss of $6.4 million in the fourth quarter of 2005, and $11.4 million in the first quarter of 2005.

    * Net loss per share applicable to common stockholders for the first quarter of 2006 was ($0.25), compared to a loss per common share of ($0.22) in the prior quarter and ($0.50) in the first quarter of 2005. Lower net loss per share in the first quarter of 2006 compared to 2005 was attributable to a lower net loss and an increase in the weighted average number of shares outstanding due to the Company's private placement of common stock in the second quarter of 2005.

      Per share figures were computed on the basis of an average of 30.0 million shares outstanding in the first quarter of 2006, 29.7 million shares outstanding in the fourth quarter of 2005, and 22.7 million shares outstanding in the first quarter of 2005.

    * Cash and marketable securities decreased by $7.4 million during the first quarter. Changes were composed of $8.9 million of operating losses and $0.4 million for changes in working capital and other items, offset by $1.9 million of non-cash depreciation, amortization, and stock-based compensation.

    * The Balance Sheet at the end of the first quarter of 2006 reflected $22.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $29.4 million as of December 31, 2005, and $22.3 million as of March 31, 2005.

    FINANCIAL GUIDANCE

    Advancis' financial guidance is unchanged from prior forecasts. Total revenue for 2006 is expected to be approximately $5 million, resulting from sales of currently-approved Keflex products. This forecast assumes no revenue contribution from any potential new Keflex products currently under FDA review. If and/or when any such new products may be approved for marketing, the Company will provide updated revenue guidance at that time.

    Net loss for the year is expected to be between $30 million and $35 million, or approximately $1.00 to $1.20 per diluted common share. Non-cash charges for 2006, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $7 million. These forecasts include an estimated $3 million non-cash impact from expensing of stock options under SFAS 123R.

    Advancis anticipates that its current funds, together with expected sales of existing Keflex products, will be sufficient to support its currently planned operations through 2006 and into the first quarter of 2007. Given suitable market conditions and favorable financing terms, the Company may consider raising additional capital during 2006.

    CONFERENCE CALL

    The Company has scheduled a conference call for today, Tuesday, May 2, 2006 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and acting CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on May 2, 2006 beginning at 12:30 PM ET and will be accessible until Tuesday, May 9, 2006 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 8563765.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:

    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:

    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.

    This announcement contains historical financial information as of and for three-month periods ended March 31, 2006 and March 31, 2005 that is unaudited, and Advancis assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding expected milestone or expense reimbursement payments; Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for the full year of 2006 and thereafter included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, including its ongoing Amoxicillin PULSYS Phase III trial, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, (12) successfully develop, receive regulatory approval, and commercialize any new Keflex products, and (13) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                        ADVANCIS PHARMACEUTICAL CORPORATION

                             STATEMENTS OF OPERATIONS
                                    (Unaudited)

                                                   THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------
                                                     2006              2005
                                                 ------------      ------------
Revenues:
  Product sales                                  $    860,231      $    999,875
  Contract revenue                                          -           416,667
  Reimbursement of development costs                        -         3,210,114
      Total revenues                                  860,231         4,626,656

Costs and expenses:
  Cost of product sales                                52,585            76,031
  Research and development                          7,201,200        13,239,645
  Selling, general and administrative               2,472,587         2,829,562
      Total expenses                                9,726,372        16,145,238

Loss from operations                               (8,866,141)      (11,518,582)

Interest income                                       293,762           162,078
Interest expense                                      (24,971)          (32,099)
Other income                                        1,000,000                 -

Net loss                                         $ (7,597,350)     $(11,388,603)

Basic and diluted net loss per share             $      (0.25)     $      (0.50)

Shares used in calculation of basic
 and diluted net loss per share                    30,043,084        22,747,503

                       ADVANCIS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS
                                   (Unaudited)

                                                             MARCH 31,      DECEMBER 31,
                                                               2006            2005
                                                          --------------   --------------
                               ASSETS
Current assets:
   Cash and cash equivalents                              $   13,096,792   $   18,116,968
   Marketable securities                                       8,870,902       11,314,090
   Restricted cash                                               385,789          418,244
   Accounts receivable, net                                      222,370          756,764
   Notes receivable from officer                                 121,500          121,500
   Inventories, net                                              516,800          219,451
   Prepaid expenses and other
    current assets                                               816,697          797,253
     Total current assets                                     24,030,850       31,744,270

Property and equipment, net                                   13,798,281       14,450,627
Restricted cash                                                1,182,680        1,182,680
Deposits                                                       1,134,312          884,312
Intangible assets, net                                         9,245,584        9,535,003
     Total assets                                         $   49,391,707   $   57,796,892

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            1,733,655        1,686,487
   Accrued expenses and advances                               5,864,068        7,071,731
   Lines of credit - current portion                             830,656          895,204
     Total current liabilities                                 8,428,379        9,653,422

Lines of credit - noncurrent portion                             412,735          597,208
Note payable                                                      75,000           75,000
Accrued severance - noncurrent portion                           686,511        1,235,394
Deferred contract revenue                                     11,625,000       11,625,000
Deferred credit on lease concession                            1,271,765        1,268,857
     Total liabilities                                        22,499,390       24,454,881

Stockholders' equity:
   Preferred stock                                                     -                -
   Common stock                                                  302,695          297,652
   Capital in excess of par value                            145,284,200      144,766,213
   Deferred stock-based compensation                                   -         (623,051)
   Accumulated deficit                                      (118,692,658)    (111,095,308)
   Accumulated other comprehensive loss                           (1,920)          (3,495)
     Total stockholders' equity                               26,892,317       33,342,011

     Total liabilities and
      stockholders' equity                                $   49,391,707   $   57,796,892

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                   THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------
                                                     2006              2005
                                                 ------------      ------------
Cash flows from operating activities:
 Net loss                                        $ (7,597,350)     $(11,388,603)
 Adjustments to reconcile net income
  to net cash used in operating
  activities:
   Depreciation and amortization                      988,366         1,001,306
   Stock-based compensation                           860,094           518,309
   Deferred rent and credit on lease
    concession                                          2,908            23,257
   Amortization of premium on
    marketable securities                             132,762           129,924
   Advance payment for sale of Keflex
    in other income                                (1,000,000)                -
   Changes in:
    Accounts receivable                               534,394           (29,349)
    Inventories                                      (297,349)         (123,330)
    Prepaids and other current assets                 (19,444)          371,903
    Deposits other than on property
     and equipment                                          -          (100,000)
    Accounts payable                                   47,168          (123,933)
    Accrued expenses and accrued severance           (732,409)        1,983,571
    Deferred contract revenue                               -         1,123,219
       Net cash used in operating
        activities                                 (7,080,860)       (6,613,726)

Cash flows from investing activities:
 Purchase of marketable securities                 (6,727,999)                -
 Sale and maturities of marketable
  securities                                        9,040,000         3,000,000
 Purchases of property and equipment                  (46,600)         (782,512)
 Deposits on property, equipment or
  intangible assets                                  (250,000)                -
 Restricted cash                                       32,454            (5,232)
       Net cash provided by investing
        activities                                  2,047,855         2,212,256

Cash flows from financing activities:
 Payments on lines of credit                         (249,021)         (260,468)
 Proceeds from exercise of common
  stock options                                       261,850            18,206
       Net cash provided by financing
        activities                                     12,829          (242,262)

Net decrease in cash and cash equivalents          (5,020,176)       (4,643,732)

Cash and cash equivalents, beginning
 of period                                         18,116,968        10,395,757

Cash and cash equivalents, end of period         $ 13,096,792      $  5,752,025

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             05/02/2006
    /CONTACT:  Robert Low, Vice President, Finance & Acting CFO,
+1-301-944-6690, rlow@advancispharm.com, or Bob Bannon, Senior Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com /